Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128070 and 333-129126 and Form S-8 Nos. 333-116446, 333-129122, and 333-147335) of Inhibitex, Inc. of our report dated March 13, 2008, with respect to the consolidated financial statements of Inhibitex, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Atlanta, Georgia
March 13, 2008